Exhibit 99.1

Legacy Education Inc. Reports Third Quarter Fiscal 2026 Growth Across Revenue, Enrollment, and Earnings

Lancaster, California, May 14, 2026 (PR Newswire) — Legacy Education Inc. (“Legacy Education” or the “Company”) (NYSE American: LGCY), a leading provider of career education healthcare programs, today announced financial and operating results for the fiscal third quarter ended March 31, 2026.

Legacy Education Inc. will host a conference call to discuss its third quarter financial results on Thursday, May 14, 2026 at 4:30 p.m. Eastern time.

To access the live webcast of the conference call, please go to the investor relations section of the Legacy Education website at www.legacyed.com. Participants may also register via teleconference at: Q3 2026 Legacy Education Inc. Earnings Conference Call. Once registration is completed, participants will be provided with a calendar invitation and link to join the call. Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. An archived version of the webcast will be accessible for 90 days at www.legacyed.com. Toll-free dial-in number is (877) 407-9785 and international dial-in number is (201) 689-8843.

Third Quarter Fiscal 2026 Financial Highlights

●	Revenue grew 15.0% to $21.4 million
●	New student starts were 1,078
●	Net income of $3.0 million, up 7.5%
●	Adjusted EBITDA of $4.4 million, up 12.6%
●	Diluted earnings per share of $0.22, up 4.8%

Nine months ended March 31, 2026 Financial Highlights

●	Revenue grew 29.7% to $60.0 million
●	New student starts increased 12.7%, to 2,788
●	Net income of $7.3 million, up 15.1%
●	Adjusted EBITDA of $10.5 million, up 22.3%
●	Diluted earnings per share of $0.52, up 2.0%

Key Achievements and Strategic Developments

●	Student population as of March 31, 2026, increased 9.4% to 3,550 from 3,245
●	Facility expansion at High Desert Medical College Lancaster and Temecula campuses
●	Branch Letter of Intent executed
●	New programs launched at High Desert Medical College – Surgical Technology AAS and Sterile Processing Technician
●	New program launched at Integrity College of Health – Sterile Processing Technician

“We continue to see strong interest in healthcare career training across our markets, supported by student demand and steady enrollment trends,” said LeeAnn Rohmann, Chief Executive Officer of Legacy Education. “During the quarter, we remained focused on disciplined execution, operational improvements, and expanding access to career-focused programs that align with workforce needs. We believe our strong balance sheet and growing student population continues building scale across the organization.”

QUARTER END FINANCIAL RESULTS

Third Quarter ended March 31, 2026 compared to March 31, 2025

●	Revenue for the three months ended March 31, 2026 increased by $2.8 million, or 15%, to $21.4 million, compared to $18.6 million for the same period in 2025 driven by new student starts of 1,078 resulting in a 9.4% increase in student enrollment to 3,550.

●	Educational services expense for the three months ended March 31, 2026 increased by $0.9 million, or 9%, to $11.0 million, compared to $10.1 million in the prior year period. The increase was primarily driven by increased instructional and staffing costs associated with increased student enrollment, including externship fees and non-cash compensation charge. As a percentage of revenue, educational expenses declined from 54.4% to 51.7% primarily due to operating efficiencies in employee compensation and facility costs offset by increases in externship fees and non-cash compensation.
●	General and administrative expense was $6.2 million for the three months ended March 31, 2026 compared to $4.6 million for the three months ended March 31, 2025, an increase of $1.5 million, or 33.5%. The increase was primarily attributable to an increase in marketing expense, bad debt and professional fees. Of the total general and administrative expense, $1.5 million and $1.2 million related to advertising expense for the three months ended March 31, 2026 and 2025, respectively.

YEAR TO DATE FINANCIAL RESULTS

Nine Months Ended March 31, 2026 compared to March 31, 2025

●	Revenue for the nine months ended March 31, 2026 increased by $13.7 million, or 29.7%, to $60.0 million, compared to $46.2 million for the same period in 2025 driven by a 12.7% increase in new student starts to 2,788 from 2,473 last year resulting in a 9.4% increase in student population to 3,550.
●	Educational services expense for the nine months ended March 31, 2026, increased by $6.9 million, or 28%, to $31.7 million compared to $24.8 million for the same period in 2025. The increase was primarily driven by increased instructional and staffing costs required to support increased student enrollment, as well as rent, externship fee and non-cash compensation charge. As a percentage of revenue, educational expenses declined from 53.6% to 52.8% primarily due to operating efficiencies in employee compensation and facility costs offset by increases in externship fees and non-cash compensation.
●	General and administrative expense for the nine months ended March 31, 2026, was $18.4 million compared to $12.9 million for the nine months ended March 31, 2025, an increase of $5.4 million, or 42.1%. The increase was primarily attributable to increased marketing expense, bad debt expense and professional fees. Of the total general and administrative expense, $4.8 million and $3.5 million related to advertising expense for the nine months ended March 31, 2026 and 2025, respectively.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

REVENUE
Tuition and related income, net	$21,368,706	$18,577,565	$59,954,372	$46,217,790
OPERATING EXPENSES
Educational services	11,044,240	10,116,976	31,657,916	24,800,776
General and administrative	6,164,610	4,618,026	18,377,874	12,933,202
General and administrative - related party	61,250	46,500	267,850	170,700
Depreciation and amortization	155,753	130,066	453,095	317,046
Total costs and expenses	17,425,853	14,911,568	50,756,735	38,221,724

OPERATING INCOME	3,942,853	3,665,997	9,197,637	7,996,066
Loss on disposal of fixed assets	(8,005)	-	(11,895)	-
Interest expense	(8,067)	(26,342)	(60,210)	(84,010)
Interest income	320,715	305,382	969,946	861,800
Total other income	304,643	279,040	897,841	777,790

INCOME BEFORE INCOME TAXES	4,247,496	3,945,037	10,095,478	8,773,856

Income tax expense	(1,218,200)	(1,127,572)	(2,836,521)	(2,466,592)
Net income	$3,029,296	$2,817,465	$7,258,957	$6,307,264

Net income per share
Basic net income per share	$0.24	$0.23	$0.58	$0.56
Diluted net income per share	$0.22	$0.21	$0.52	$0.51
Basic weighted average shares outstanding	12,617,328	12,377,420	12,563,067	11,309,831
Diluted weighted average shares outstanding	14,064,470	13,528,144	13,949,964	12,460,555

Selected Consolidated Balance Sheet Data:	March 31, 2026
(unaudited)
Cash and cash equivalents	$21,681,064
Current assets	43,968,809
Working capital	30,879,885
Total assets	75,459,848
Current liabilities	13,088,924
Total stockholders’ equity	49,517,960

Important Information Regarding Non-GAAP Financial Information

To supplement Legacy Education’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Legacy Education furnishes certain adjusted non-GAAP supplemental information to its financial results regarding EBITDA and adjusted EBITDA. This reconciliation adjusts the related GAAP financial measures to exclude operating income to adjust the impact of non-cash compensation in the periods presented. We use such adjusted non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that by excluding the effects of such adjusted GAAP-related items that, in their opinion, do not reflect the ordinary earnings of our operations, it enhances investors’ overall understanding of our current financial performance and our prospects for the future by (i) providing a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business, (ii) affording a view of our operating results that may be more easily compared to our peer companies, and (iii) enabling investors to consider our operating results on both a GAAP and adjusted non-GAAP basis (including following the integration period of our prior and proposed acquisitions). However, this adjusted non-GAAP information is not in accordance with, or an alternative to, GAAP and should be considered in conjunction with our GAAP results as the items excluded from the adjusted non-GAAP information may have a material impact on Legacy’s financial results. A reconciliation of adjusted non-GAAP adjustments to Legacy’s GAAP financial results is included in the tables at the end of this press release.

In the noted fiscal periods, we adjusted net income for the items identified from our GAAP financial results to arrive at our adjusted non-GAAP financial measures:

Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community, evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.

RECONCILIATION OF NET INCOME, EBITDA, AND ADJUSTED EBITDA

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Net income	$3,029,296	$2,817,465	$7,258,957	$6,307,264
Other income	(304,643)	(279,040)	(897,841)	(777,790)
Provision for income taxes	1,218,200	1,127,572	2,836,521	2,466,592
Depreciation and amortization	155,753	130,066	453,095	317,046
EBITDA	4,098,606	3,796,063	9,650,732	8,313,112

Non-cash compensation	296,001	107,364	861,205	283,553

Adjusted EBITDA	$4,394,607	$3,903,427	$10,511,937	$8,596,665

ABOUT LEGACY EDUCATION

Legacy Education (NYSE American: LGCY) is an award-winning, nationally accredited, for-profit post-secondary education company founded in 2009. Legacy Education provides career-focused education primarily in the healthcare field, with certificates and degrees for nursing, sonography, medical technicians, dental assisting, business administration, and several others. The Company offers a wide range of educational programs and services to help students achieve their professional goals. Legacy Education’s focus is on providing high-quality education that is accessible and affordable. Legacy Education is committed to growing its education footprint via organic enrollment growth, addition of new programs, and accretive acquisitions. For more information, please visit www.legacyed.com or on LinkedIn @legacy-education-inc.

FORWARD-LOOKING STATEMENTS

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the Company’s operations. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Actual results may differ materially from those indicated by these forward-looking statements because of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Legacy’s most recent Annual Report on Form 10-K and Legacy’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Legacy’s current plans, estimates, and beliefs. Legacy cannot guarantee future results, events, levels of activity, performance, or achievements. Legacy does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

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